Exhibit 99.1

FOR IMMEDIATE RELEASE: NOVEMBER 9, 2021

LEGGETT & PLATT ANNOUNCES EXECUTIVE CHANGES

Carthage, MO, November 9, 2021 –

•	Karl Glassman to retire as CEO effective December 31, 2021; will become Executive Chairman

•	Mitch Dolloff will become CEO and President effective January 1, 2022

Diversified manufacturer Leggett & Platt announced that its Board of Directors appointed Mitch Dolloff as Chief Executive Officer and President effective January 1, 2022. Mitch currently serves the Company as President and Chief Operating Officer. In addition, Karl Glassman will retire as the Company’s CEO effective December 31, 2021 and will become Executive Chairman of the Board of Directors.

Chairman and CEO Karl Glassman commented, “I am pleased to announce that Mitch Dolloff will become CEO and President on January 1, 2022. This represents the culmination of many years of close collaboration and is in keeping with our history of long-term succession planning. Throughout his career, Mitch has proven himself as a strong leader. He took the lead in helping both our Automotive and Bedding businesses become cohesive, global businesses that drive long-term profitable growth. His leadership was instrumental in growing our Automotive business into a high value-creating business. He also led the transformation of our global Bedding business into a unified group of high-performing teams, positioning Leggett to fully capture value across the bedding value chain. We have worked closely for many years and I have absolute confidence in his ability to successfully lead Leggett well into the future.”

Mitch joined Leggett in 2000 in the Mergers & Acquisitions department, transitioned to operations, and has successfully led various of our operations for the past two decades, including our global Automotive business and more recently, our global Bedding business. Mitch was appointed President of the Automotive Asia Division in 2011 and President of the Automotive Group in 2014. He became Senior Vice President and President of the Specialized Products segment in 2016 and was appointed Executive Vice President and President of the Specialized Products and Furniture Products segments in 2017. Mitch transitioned to Chief Operating Officer in 2019 and assumed the role of President of the Bedding Products segment in 2020 through August of this year. He joined the Board of Directors in 2020.

Lead Independent Director Judy Odom commented, “On behalf of Leggett & Platt’s Board of Directors, I would like to express our full support for Mitch and our confidence that he will continue the great example of leadership set by Karl and his predecessors. As CEO, Mitch will bring extensive company knowledge, as well as a broad understanding of the global landscape. Leggett is fortunate to have an outstanding team of senior managers, a strong culture, and a talented group of dedicated employees throughout the world. We look forward to seeing Mitch build on our past success and lead Leggett to even higher levels of achievement as we go forward.

“On the Board’s behalf, I would also like to thank Karl for his significant contributions and longstanding commitment to the Company and its success. Karl personifies the key attributes of Leggett’s culture including integrity, transparency, inclusiveness, and respect. We look forward to his continued involvement and commitment to supporting Leggett and its leaders in the role of Executive Chairman.”

Karl has been the Company’s CEO since 2016, and Chairman of the Board since 2020. Before assuming the role of CEO, he served as the Company’s Chief Operating Officer for 10 years and in various positions of increasing responsibility since he joined Leggett & Platt nearly 40 years ago in Bedding Group sales. His deep industry knowledge and relationships within the bedding industry are unsurpassed. Through his various roles, Karl has led tremendous value creation for the Company. His focus on team building and empowering people has strengthened many others, including his successor, Mitch Dolloff.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in most homes and automobiles. The 138-year-old Company is comprised of 15 business units, approximately 20,000 employees, and over 130 manufacturing facilities located in 18 countries. Leggett & Platt is a member of the S&P 500 and the S&P 500 Dividend Aristocrats, and is one of Fortune’s World’s Most Admired Companies.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; and g) bedding industry machinery.